Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Cameron International Corporation of our report dated June 27, 2012, with respect to the statement of net assets available for benefits of the Cameron International Corporation Retirement Savings Plan for the year ended December 31, 2011, which report appears in the December 31, 2011 annual report on Form 11-K of the Cameron International Corporation Retirement Savings Plan.

/s/ MFR, P.C.
Houston, Texas
November 1, 2013